COMPANY CONTACT: Paul Vincent Director – Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SWIFT ENERGY COMPANY AND PT SAKA ENERGI INDONESIA ANNOUNCE AGREEMENT TO JOINTLY DEVELOP FASKEN EAGLE FORD ACREAGE IN SOUTH TEXAS
HOUSTON, May 6, 2014 – Swift Energy Company (NYSE: SFY) (“Swift Energy”) and PT Saka Energi Indonesia (“Saka”) announced that U.S. subsidiaries of Swift Energy and Saka have executed definitive agreements to fully develop approximately 8,300 acres of Fasken area Eagle Ford shale properties owned by Swift Energy in Webb County, Texas. Closing is anticipated on or about June 30, 2014, subject to normal closing conditions.
The executed agreements, effective January 1, 2014, provide for Saka to pay Swift Energy $175 million in total cash consideration to acquire a 36% full participating interest in Swift Energy’s Fasken properties. The consideration is comprised of $125 million in cash to be paid at closing and $50 million in cash to be paid by Saka to carry a portion of Swift Energy’s future field development costs.
Swift Energy will continue to serve as operator of the Fasken properties, conducting all drilling, completion and production operations, with development plans for the field to be mutually agreed upon by Swift Energy and Saka as provided for in the definitive agreements.

J.P. Morgan Securities LLC acted as financial advisor to Swift Energy in this transaction.

“Saka Energi is the perfect partner to jointly develop this acreage alongside Swift Energy,” Terry Swift, CEO of Swift Energy commented, “Saka recognizes the opportunity in the Fasken area to create value through highly productive natural gas drilling and is aligned with Swift Energy in its assessment of the valuation of our Fasken acreage. Both parties are committed to rapidly realize the full value of this asset through an aggressive, disciplined development program.

“From Swift Energy’s perspective, this transaction also allows us to reduce financial leverage in the near term and maintain capital spending levels that will support growth in 2015. The impact of additional drilling activity in 2014 made possible by this transaction is reflected in revised guidance issued by us today in a separate release.

“Above all, Swift Energy’s success in drilling and completing wells in the Fasken field area has become a notable company achievement. We believe this is a scalable and highly valuable, transferrable, competitive technical advantage that we can use across full development of the Fasken area, and indeed across the entire Eagle Ford play where we are active, and perhaps even apply in many respects in other resource plays in Texas in general”

Mr. Firman Yaman, CEO of Saka Energi Indonesia, remarked: "Saka is excited to partner with Swift in scaling up Fasken shale gas development as an important component in our growth strategy. Our complementary competencies and shared vision bode well for the Fasken expansion and other joint efforts in the greater Eagle Ford area. This transaction represents a significant step forward for PGN and Saka."

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and in the inland waters of Louisiana.
PT Saka Energi Indonesia (Saka) was formed on June 27, 2011, as the upstream oil and gas subsidiary of PT Perusahaan Gas Negara (Persero) Tbk (PGN), Indonesia’s largest natural gas transportation and distribution company, which is listed on the Indonesian Stock Exchange (IDX).

About Forward Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s business are set forth in the filings of Swift Energy Company with the Securities and Exchange Commission.

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